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Pricing Supplement dated March 16, 2001                   Rule 424(b)(3)
(To Prospectus dated February 16, 1999 and               File No. 333-70707
Prospectus Supplement dated February 18, 1999)

                      NATIONWIDE HEALTH PROPERTIES, INC.

                    Medium-Term Note, Series D - Fixed Rate
________________________________________________________________________
Face Amount: $15,000,000
Trade Date:    March 15, 2001
Issue Price: 98.759%
Original Issue Date:     March 20, 2001
Interest Rate: 9.75%
Net Proceeds to Issuer: $14,723,850
Interest Payment Dates:  April 1, October 1
Agent's Commission: 0.60%
Regular Record Dates:    March 17, September 16
Name of Agent: Goldman, Sachs & Co.
Stated Maturity Date:  March 20, 2008
Agent acting in the capacity indicated below:
 [X] As Agent
 [ ] As Principal
Denominations (if other than $1000 and integral multiples
thereof):_______________
_________________________________________________________________________

Day Count Convention:
 [X]  30/360 for the period from March 20, 2001 to March 20, 2008
 [ ]  Actual/360 for the period from                    to
 [ ]  Actual/Actual for the period from                 to
 [ ]  Other (see attached)                              to

Redemption:
 [X]  The Notes cannot be redeemed prior to the Stated Maturity Date.
 [ ]  The Notes may be redeemed prior to Stated Maturity Date.
       Initial Redemption Date:
       Initial Redemption Percentage:     %
       Annual Redemption Percentage Reduction:      % until Redemption
        Percentage is 100% of the Principal Amount.

Repayment:
 [X]  The Notes cannot be repaid prior to the Stated Maturity Date.
 [ ] The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
       Optional Repayment Date(s):
       Repayment Price:     %

Original Issue Discount: [ ]  Yes   [X]  No
 Total Amount of OID:
 Yield to Maturity:
 Initial Accrual Period:

Form: [X] Book-entry   [ ] Certificated
                 _______________________________________
    Goldman, Sachs & Co.                    Merrill Lynch & Co.
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Update to Reflect Change in Withholding Regulations:

The Withholding Regulations discussed under the caption "Backup Withholding and Information Reporting" in the Prospectus dated February 16, 1999 and Prospectus Supplement dated February 18, 1999 became effective for payments made on or after January 1, 2001. In light of the Withholding Regulations, the discussion under the captions "U.S. Tax Considerations for Foreign Holders" and "Backup Withholding and Information Reporting" should be updated as follows:

     1. Under the Withholding Regulations, the certification requirements mentioned in the second full paragraph under the caption "U.S. Tax Considerations for Foreign Holders" is generally satisfied by providing Internal Revenue Service Form W-8BEN, not Form W-8.

     2. In light of the Withholding Regulations, the discussion under the caption "Backup Withholding and Information Reporting" should be replaced with the following:

          Under current United States federal income tax law, a 31% backup withholding tax and information reporting requirements apply to certain interest and principal payments made to, and to the proceeds of sales before maturity by, certain noncorporate United States holders. Backup withholding will apply only if (i) such holders fail to supply their taxpayer identification number ("TIN"), (ii) the Company is notified by the Internal Revenue Service that such United States holders furnished an incorrect TIN, (iii) the Company is notified by the Internal Revenue Service that such United States holders have failed to properly report payments of interest and dividends, or (iv) such United States holders fail to certify, under penalty of perjury, that they have furnished a correct TIN and have not been notified by the Internal Revenue Service that they are subject to backup withholding for failure to report interest and dividend payments.

          Under current Treasury Regulations, backup withholding and information reporting will not apply to payments on notes made outside the United States (other than payments made to an address in the United States or by transfer to an account maintained by the holder with a bank in the United States) by the Company or any paying agent thereof to a Non-United States holder of a note provided that neither the Company nor any such paying agent has actual knowledge that the holder is a United States person for purposes of such backup withholding tax and information reporting requirements. In addition, if such principal or interest is paid to the beneficial owner of a note by a foreign office of a foreign custodian, foreign nominee or other foreign agent of such beneficial owner, or if a foreign office of a foreign "broker" (as defined in applicable Treasury Regulations) pays the proceeds of the sale of a note to the seller thereof, backup withholding and information reporting will not apply to such payment (provided that such nominee, custodian, agent or broker derives less than 50% of its gross income for certain periods from the conduct of a trade or business in the United States and is neither a controlled foreign corporation nor a foreign partnership, if at any time during its tax
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          year, one or more of the partners of such foreign partnership are
          United States persons who in the aggregate hold more than 50% of the income or capital interest in the partnership or if such foreign partnership is engaged in a United States trade or business). Principal and interest so paid by a foreign office of other custodians, nominees or agents, or the payment by a foreign office of other brokers of the proceeds of the sale of a note will not be subject to backup withholding, but will be subject to information reporting unless the custodian, nominee, agent or broker has documentary evidence in its records that the beneficial owner is not a United States person for purposes of such backup withholding and information reporting requirements and certain conditions are met, or the beneficial owner otherwise establishes an exemption. Principal and interest so paid by the United States office of a custodian, nominee or agent, or the payment of the proceeds of sale of a note by the United States office of a broker, is subject to both backup withholding and information reporting unless the beneficial owner certifies its non-United States status under penalties of perjury or otherwise establishes an exemption.